Exhibit 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 1997 relating to the combined consolidated financial statements of LTM Holdings, Inc. and our report dated April 8, 1997 relating to the financial statements of Loeks-Star Partners, which appear on pages F-2 and F-21, respectively, in the Registration Statement on Form S-4 (No. 333-46313). We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.


/s/ Price Waterhouse L.L.P.

New York, New York
May 11, 1998